Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
SEPTEMBER 30, 2009, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED NOVEMBER 6, 2009
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, November 6, 2009
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the third quarter of 2009 amounted to $9,882,000 compared to $16,164,000 for the third quarter of 2008. Unaudited consolidated net income for the first nine months of 2009 was $42,771,000 compared to $58,454,000 for the first nine months of 2008.
     Wesco’s operating results have been significantly impacted by declining economic activity and the turmoil affecting the liquidity of the banking system, which became evident in the latter half of 2008. More specifically, the decreases in Wesco’s consolidated earnings for the 2009 periods were attributable mainly to (1) weaknesses in CORT’s furniture rental and Precision Steel’s businesses due significantly to the recessionary economic environment, and (2) decreased investment income resulting not only from an ongoing decline in interest rates on short-term investments, but also from a reduction in dividends received. The negative impact on Wesco’s earnings resulting from the foregoing factors has been partially offset by improved underwriting results of Wesco’s insurance businesses.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Wesco-Financial and Kansas Bankers insurance businesses — Underwriting gain (loss)	$(2,035)	$(6,220)	$1,074	$(4,145)
Investment income	12,284	16,712	42,322	46,585
CORT furniture rental business	18	5,083	592	14,735
Precision Steel businesses	(186)	521	(859)	1,416
Other	(199)	68	(358)	(137)

Consolidated net income	$9,882	$16,164	$42,771	$58,454

Per share	$1.39	$2.27	$6.01	$8.21

     As a result of KBS’s decision late in 2008 to exit the bank deposit guarantee bond line of insurance as rapidly as feasible, outstanding deposit guarantee bonds have been reduced from an aggregate of $9.7 billion, insuring deposits in 1,671 institutions as of September 30, 2008, to $80 million, insuring deposits in 27 separate institutions as of October 31, 2009. By yearend 2009, outstanding deposit guarantee bonds are expected to approximate $50 million or less, insuring 21 or fewer institutions.
     Wesco’s Form 10-Q for the quarter ended September 30, 2009 is expected to be filed electronically with the Securities and Exchange Commission today, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
     Certain statements contained in this press release, including the projected amount of KBS’s deposit guarantee bonds, are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
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